EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Icahn Enterprises L.P.’s Form 10-K for the year ended December 31, 2010 and the incorporation by reference in the Registration Statement (Form S-3 No. 333-158705) of Icahn Enterprises L.P. of our reports dated February 23, 2011, with respect to the consolidated financial statements and schedule of Federal-Mogul Corporation and subsidiaries, and the effectiveness of internal control over financial reporting of Federal-Mogul Corporation, all of which are included in Federal-Mogul Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2010.

/s/ Ernst & Young LLP

Detroit, Michigan
March 7, 2011